Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 11, 2013 (except as to the thirteenth paragraph of Note 16, as to which the date is September 9, 2013), in Amendment No. 3 to the Registration Statement (Form S-1 File No. 333-190643) and related Prospectus of Ophthotech Corporation.

/s/ Ernst & Young LLP

MetroPark, New Jersey

September 23, 2013